Exhibit 99.1
Pharmion Corporation Announces 2007 Operating Results
     BOULDER, Colo., February 19, 2008 – Pharmion Corporation (NASDAQ:PHRM) today reported financial results for its quarter and year ended December 31, 2007. For the year, net sales totaled $267.3 million, compared to net sales of $238.6 million in 2006. Worldwide sales of Vidaza® (azacitidine for injection) totaled $165.3 million for 2007, compared to $142.2 million for 2006. In the U.S., sales of Vidaza totaled $131.4 million in 2007, compared to $130.6 million in 2006. Named patient and compassionate use sales of Vidaza in Europe and other international markets totaled $33.9 million in 2007, compared to $11.6 million in 2006. Named patient and compassionate use sales of thalidomide totaled $81.7 million in 2007, compared to $77.5 million in 2006.
Fourth quarter net sales totaled $71.5 million, compared to $60.1 million in the fourth quarter of 2006. Worldwide sales of Vidaza totaled $44.8 million in the fourth quarter, compared to $36.6 million in the same quarter of 2006. In the U.S., sales of Vidaza totaled $34.2 million in the fourth quarter of 2007, compared to $32.0 million in the same period in 2006. Named patient and compassionate use sales of Vidaza in Europe and other international markets totaled $10.6 million in the fourth quarter of 2007, compared to $4.6 million in the same period in 2006. Fourth quarter named patient and compassionate use sales of thalidomide totaled $21.0 million, compared to $18.8 million in the fourth quarter of 2006.
“We are very pleased with our financial results for 2007, and very proud of the major milestones we accomplished during the year,” said Patrick J. Mahaffy, Pharmion’s president and CEO. “We were very excited about the results of the Vidaza overall survival study announced in August, the increasing uptake of Vidaza for European named patient and compassionate use that fueled Vidaza sales growth during the year, as well as significant progress in clinical research across our product portfolio, including the initiation of clinical studies for Amrubicin, MGCD0103 and oral Azacitidine.”
2007 Financial Highlights
Pharmion reported a net loss of $(63.9) million, or $(1.81) per share for the year ended December 31, 2007, and a net loss of $(27.5) million, or $(0.74) for the fourth quarter of 2007. These losses include $8.6 million of expenses incurred in connection with the Company’s pending acquisition by Celgene Corporation announced in November 2007 as well as charges for stock compensation expense of $5.7 million for 2007 and $1.5 million for the fourth quarter of 2007. In addition, the losses for year ended December 31, 2007 include a charge of $8 million for a milestone payment triggered by the acceptance of Pharmion’s marketing authorization application (MAA) for Satraplatin for the treatment of second-line hormone-refractory prostate cancer by the European Medicines Agency (EMEA).
Research and development expenses totaled $102.4 million and $30.4 million for the full year and fourth quarter of 2007, respectively. These amounts compare to research and development expenses for the full year and fourth quarter of 2006 of

$70.1 million and $20.0 million, respectively. The increase in R&D spending for 2007 was expected and was due primarily to development expenses incurred for the initiation of Phase 2 and 3 studies in small cell lung cancer (SCLC) for Amrubicin, the initiation of Phase 1 and 2 studies in solid tumors and chronic lymphocytic leukemia (CLL) for MGCD0103, the opening of centers and enrolling of patients in the dose escalation study for oral Azacitidine and the initiation of our research collaboration program with MethylGene Inc. targeting sirtuin inhibitors.
Selling, general and administrative expenses totaled $143.2 million for the full year 2007 and $50.0 million for the fourth quarter of 2007. These amounts compare to selling, general and administrative expenses for the full year and fourth quarter of 2006 of $104.9 million and $32.0 million, respectively. As stated above, these full year and fourth quarter 2007 expenses include $8.6 million of expenses associated with the Company’s pending acquisition by Celgene. Fourth quarter 2007 selling, general and administrative expenses increased significantly as compared to the first three quarters of 2007. This increase is due primarily to the expansion of the U.S. sales organization completed in the second half of 2007, launch preparation activities in Europe for thalidomide, and market research and medical education activities performed in connection with the release of overall survival data from the Vidaza Phase 3 study for the treatment of higher risk myelodysplastic syndromes patients.
As of December 31, 2007, Pharmion had $248.5 million in cash, cash equivalents and short-term investments, and no outstanding debt. This compares to the $136.2 million Pharmion had in cash, cash equivalents and short-term investments as of December 31, 2006, with the increase reflecting the receipt of $130 million in net proceeds from the Company’s equity offering completed in June 2007.
About Pharmion
Pharmion is a leading global oncology company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the outcome of ongoing clinical trials, the status and timing or regulatory approvals for Pharmion’s product candidates; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission, including those discussed in the “Risk Factors” section of Pharmion’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
PHARMION CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(In thousands, except for per share amounts)
Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales	$71,466	$60,050	$267,300	$238,646

Operating expenses:
Cost of sales, inclusive of royalties, exclusive of product rights amortization	19,737	16,643	73,078	65,157
Research and development	30,377	19,951	102,369	70,145
Acquired in-process research	—	54,283	8,000	78,763
Selling, general and administrative	50,029	31,980	143,203	104,943
Product rights amortization	2,491	2,458	9,898	9,802

Total operating expenses	102,634	125,315	336,548	328,810

Operating loss	(31,168)	(65,265)	(69,248)	(90,164)

Interest and other income, net	3,716	1,640	10,164	6,926

Loss before taxes	(27,452)	(63,625)	(59,084)	(83,238)

Income tax expense	24	586	4,776	7,774

Net loss	$(27,476)	$(64,211)	$(63,860)	$(91,012)

Net loss per common share:
Basic and Diluted	$(0.74)	$(2.00)	$(1.81)	$(2.84)

Weighted average number of common and common equivalent shares used to calculate net loss per common share:
Basic and Diluted	37,287	32,083	35,207	32,016

CONSOLIDATED BALANCE SHEET DATA

	December 31, 2007	December 31, 2006
Cash, cash equivalents and short-term investments	$248,530	$136,213
Total assets	443,324	326,732
Total liabilities	84,379	53,650
Total stockholders’ equity	358,945	273,082
SOURCE: Pharmion Corporation - 02/19/2008
CONTACT:
Breanna Burkart or Anna Sussman, Directors, Investor Relations and Corporate Communications,
Directors, Investor Relations and Corporate Communications
both of Pharmion Corporation, +1-720-564-9150
Web site: http://www.pharmion.com